Exhibit 99.1

Contact:	Daniel Foley – Investors	David Strow – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6530

Harrah’s Entertainment Reports Record Second-Quarter Results;

Revenues, Property EBITDA, Adjusted EPS Post Double-Digit Gains

LAS VEGAS, August 4, 2005 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported record second-quarter revenues of $1.47 billion, up 41.5 percent from revenues of $1.04 billion in the 2004 second quarter.

Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) rose 41.5 percent in the second quarter to a record $402.5 million from Property EBITDA of $284.4 million in the year-earlier period. Second-quarter Adjusted Earnings Per Share increased to 90 cents, up 13.9 percent from the 79 cents achieved in 2004’s second quarter.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS. Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

Second-quarter income from operations rose 18.1 percent to a record $226.8 million from $192.0 million in the year-earlier quarter. Second-quarter net income was a record $105.8 million, up 17.3 percent from $90.2 million in the 2004 second quarter. Diluted earnings per share for the 2005 second quarter was 84 cents, 6.3 percent higher than the 79 cents achieved in the 2004 second quarter.

Second-quarter results included 17 days of contributions from Caesars Entertainment, Inc., which was acquired by Harrah’s Entertainment on June 13, 2005.

Operating Momentum, Organic Growth Continue

 “We achieved our sixth consecutive quarter of record results and posted the highest same-store sales growth in nearly five years, both while completing the largest acquisition in gaming history,” said Gary Loveman, Harrah’s Entertainment’s chairman, chief executive officer and president. “Our ability to continue generating such positive operating momentum is a tribute not only to Harrah’s technological and marketing capabilities, but also to the skill and dedication of a management team and employees who deliver the great service that builds lasting customer loyalty.”

Second-quarter 2005 same-store revenues increased 8.9 percent over the year-ago period. Cross-market play – gaming by customers at Harrah’s properties other than their “home” casino – rose 17.7 percent from the second quarter of 2004. Tracked play – gaming by customers using the company’s Total Rewards player card – increased 12.9 percent from the year-ago second quarter.

“Total Rewards continued to drive organic growth across the company, as we posted quarterly same-store sales gains for the 25th time in 26 quarters,” Loveman said. “This track record of consistent growth illustrates the tremendous potential of putting Total Rewards to work in our newly acquired network of properties.”

For the 2005 first half, revenues rose 32.9 percent to $2.72 billion from $2.05 billion in the year-ago period. Property EBITDA increased to $754.5 million, up 36.2 percent from $553.9 million in the 2004 first half. Adjusted EPS was $1.86, 20.0 percent higher than the $1.55 achieved in the first six months of 2004.

First-half income from operations was $459.7 million, up 24.8 percent from $368.3 million in the 2004 first half. Net income rose 21.9 percent to $209.6 million from $172.0 million in the first six months of 2004. First-half diluted earnings per share was $1.74, up 14.5 percent from $1.52 in the 2004 first half.

Among the second-quarter highlights:

•                              Harrah’s Entertainment completed its $9 billion acquisition of Caesars Entertainment, Inc. on June 13, creating the world’s largest provider of branded casino entertainment. The acquisition added 18 casino properties in four states and two foreign countries to Harrah’s portfolio, giving the company a total of 43 properties in the United States, Canada and Uruguay.

•                              Harrah’s completed the sale of Harrah’s East Chicago and Harrah’s Tunica to an affiliate of Colony Capital, LLC. Colony paid Harrah’s and Caesars – which sold Bally’s Tunica and the Atlantic City Hilton – a total of $1.24 billion for the four properties. Harrah’s used its share of the net proceeds to pay down debt.

•                              Harrah’s Entertainment’s properties received 728 awards, including 313 first-place finishes, in Casino Player magazine’s Best of Gaming Awards, the magazine’s annual poll of gaming customers across the country. Separately, the Caesars properties received 62 first-place honors and 141 total awards. Excluding the Caesars awards, Harrah’s led the competition for the sixth straight year, posting a 24 percent increase in total awards and a 23 percent improvement in first-place finishes.

•                              Harrah’s Operating Company, Inc., a wholly-owned subsidiary of Harrah’s Entertainment, completed a private offering of $750 million of 5 5/8% senior notes due 2015. Proceeds were used to refinance and extend the maturity of outstanding indebtedness.

•                              The Rio hosted the 36th annual World Series of Poker from June 2 to July 15. The event was the largest poker tournament in history, with more than 32,000 paid tournament registrations and a prize pool of more than $106 million – more than double the size of the 2004 World Series of Poker.  Joseph Hachem of Melbourne, Australia, won the World Series of Poker Championship event on July 16, besting 5,618 other players to claim a record cash prize of $7.5 million.

“Since completing the Caesars acquisition just six weeks ago, we’ve gained a greater appreciation of the cultural similarity between our two companies,” Loveman said. “Since we announced the agreement to acquire Caesars a year ago, we’ve also seen very positive momentum developing at Caesars properties where capital improvements have begun generating strong operating results. We are more confident than ever that we will realize tremendous value by providing Caesars’ management and employees with the tools and capabilities that have enabled Harrah’s to deliver sustainable long-term growth.

“Our optimism regarding Caesars is heightened by the contributions realized from our previous acquisition of Horseshoe Gaming,” Loveman said. “Under our ownership, each of the three Horseshoe properties has increased its market share in the last year.  The Horseshoe acquisition added 6 cents per share to earnings during the second quarter, bringing total accretion to 27 cents since that acquisition closed one year ago. We expect efficiencies of an even larger scale from the Caesars transaction, and remain confident we will be able to realize $80 million in synergies in the first 12 months.

“The Caesars acquisition further strengthens our brand portfolio, giving us ownership of the world’s premier luxury gaming brand,” Loveman said. “The Caesars brand will be at the forefront of our expansion efforts around the world, including our proposal to build a world-class integrated resort in the Republic of Singapore. The power of the Caesars brand lies in the opulence of the Caesars Palace experience, and we are absolutely committed to maintaining and strengthening its reputation.

“With Caesars, we have acquired more than physical assets, a great brand and a strong management and employee team: We have acquired relationships with millions of new customers,” Loveman said. “Once we merge the Caesars loyalty program into Total Rewards in the first half of 2006, our customer database will increase from 25 million names to 40 million names.

“Through Total Rewards, we will be able to offer these 40 million customers a selection of gaming and entertainment offerings unrivaled in our industry,” Loveman said. “This opportunity will position us well for continued improvement in customer loyalty, and significant organic growth, for years to come.

“Our recent refinancing once again demonstrated the benefits of having the strongest balance sheet in gaming,” Loveman said. “Our debt offerings command the lowest interest rates of any casino operator, resulting in significant savings for our stockholders. We remain the only investment-grade U.S. casino operator, giving us the financial firepower to aggressively pursue numerous growth opportunities across the country and around the world.

“The just completed 2005 World Series of Poker showed that the WSOP has become one of the world’s premier sporting events, drawing more than 600 journalists and 32,000 registrants from around the globe,” Loveman said. “The event generated invaluable worldwide publicity for our company and introduced our brands to millions of potential new customers. It also had notable financial benefits, as casino play rose markedly at the Rio during the tournament’s six-week run. We will continue expanding this powerful brand into new markets and in new directions in the months and years ahead.”

The following discussions of regional results do not include contributions from the Caesars properties acquired on June 13, 2005, or from properties that are reported as discontinued operations.

West Region Posts Record Results

West Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Second	Second	Increase	First Six	First Six	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Northern Nevada
Total revenues	$105.8	$111.8	-5.4%	$204.8	$217.3	-5.8%
Income from operations	11.6	14.9	-22.1%	16.7	23.6	-29.2%
Property EBITDA	21.8	25.7	-15.2%	37.6	44.2	-14.9%
Southern Nevada
Total revenues	279.2	272.7	2.4%	567.6	531.3	6.8%
Income from operations	73.7	66.0	11.7%	154.0	131.4	17.2%
Property EBITDA	92.3	82.7	11.6%	190.5	164.9	15.5%
Total Western Region
Total revenues	385.0	384.5	0.1%	772.4	748.6	3.2%
Income from operations	85.3	80.9	5.4%	170.7	155.0	10.1%
Property EBITDA	114.1	108.4	5.3%	228.1	209.1	9.1%

Strong market conditions, robust cross-market play at Harrah’s Las Vegas, the Rio and Harrah’s Laughlin, along with increased customer traffic at the Rio from the World

Series of Poker, contributed to record second-quarter results for Harrah’s West Region. Unseasonably cool weather contributed to lower results at the company’s Northern Nevada properties.

“Harrah’s Las Vegas and the Rio have benefited enormously from cross-market business generated by Total Rewards,” said Tim Wilmott, Harrah’s chief operating officer. “However, these two properties were not enough to host all of our customers who wanted to visit Las Vegas. We now have six resorts centered around Las Vegas Boulevard and Flamingo Road, giving us both increased capacity and greater breadth of offerings. The opening of the 949-room Augustus Tower at Caesars Palace this month will further expand our ability to host Harrah’s and Caesars customers. This intersection will become the centerpiece of the Total Rewards program, creating the potential for tremendous long-term growth in the West Region.”

East Region Reports Solid Gains

East Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Second	Second	Increase	First Six	First Six	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Harrah’s Atlantic City
Total revenues	$109.8	$104.5	5.1%	$210.2	$204.9	2.6%
Income from operations	30.4	28.0	8.6%	54.2	54.1	0.2%
Property EBITDA	41.0	37.4	9.6%	75.2	72.4	3.9%
Showboat Atlantic City
Total revenues	95.5	89.4	6.8%	178.4	170.8	4.4%
Income from operations	22.8	24.1	-5.4%	41.9	42.6	-1.6%
Property EBITDA	36.3	32.3	12.4%	65.2	58.5	11.5%
Total Eastern Region
Total revenues	205.3	193.9	5.9%	388.6	375.7	3.4%
Income from operations	53.2	52.1	2.1%	96.1	96.7	-0.6%
Property EBITDA	77.3	69.7	10.9%	140.4	130.9	7.3%

Increased visitation, effective marketing promotions and greater operational efficiencies contributed to gains at Harrah’s Atlantic City and the Showboat.

“Our competitive position in Atlantic City continues to strengthen,” Wilmott said. “The July opening of the $68.5 million House of Blues Club gives the Showboat an entertainment amenity with few rivals in the Northeast, and initial customer feedback has been very encouraging.

“The addition of Caesars Atlantic City and Bally’s further augments the selection of Atlantic City experiences we can offer Total Rewards members,” Wilmott said. “We are optimistic about the future of Atlantic City, and believe we are well-positioned to grow this market.”

North Central Region Posts Record Results

North Central Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Second	Second	Increase	First Six	First Six	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Illinois/Indiana
Total revenues	$210.9	$99.3	112.4%	$416.4	$198.2	110.1%
Income from operations	42.4	15.6	171.8%	83.6	31.3	167.1%
Property EBITDA	50.8	19.8	156.6%	99.9	39.7	151.6%
Iowa
Total revenues	63.7	64.0	-0.5%	127.1	124.7	1.9%
Income from operations	12.1	33.1	-63.4%	24.7	41.0	-39.8%
Property EBITDA	18.9	22.8	-17.1%	37.5	36.4	3.0%
Missouri
Total revenues	117.8	109.7	7.4%	237.6	218.1	8.9%
Income from operations	16.7	18.0	-7.2%	37.8	36.6	3.3%
Property EBITDA	29.8	28.6	4.2%	62.6	56.4	11.0%
Total North Central
Total revenues	392.4	273.0	43.7%	781.1	541.0	44.4%
Income from operations	71.2	66.7	6.7%	146.1	108.9	34.2%
Property EBITDA	99.5	71.2	39.7%	200.0	132.5	50.9%

The addition of Horseshoe Hammond and increased business from last year’s expansion of Harrah’s St. Louis contributed to a record quarter for the North Central Region. Gains were partially offset by disruption from expansion projects underway at Harrah’s North Kansas City and Bluffs Run.

Income from operations at our Iowa properties in the second quarter of 2004 included adjustments of prior period gaming tax accruals.

 “Our investments in Harrah’s St. Louis have helped that property regain its leadership position in Missouri, and we expect to reap similar returns from our expansion of Harrah’s North Kansas City and transformation of Bluffs Run into a Horseshoe property,” Wilmott said.  “The Caesars acquisition further enhances our presence in this region, as we entered the key gaming markets of Detroit and Louisville.”

South Central Region Also Reports Record Quarter

South Central Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Second	Second	Increase	First Six	First Six	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Louisiana
Total revenues	$220.0	$167.0	31.7%	$434.7	$347.8	25.0%
Income from operations	25.9	19.9	30.2%	58.3	47.2	23.5%
Property EBITDA	39.8	32.6	22.1%	85.8	69.8	22.9%
Mississippi
Total revenues	57.4	—	N/A	118.5	—	N/A
Income from operations	13.4	—	N/A	28.0	—	N/A
Property EBITDA	17.8	—	N/A	36.6	—	N/A
Total South Central
Total revenues	277.4	167.0	66.1%	553.2	347.8	59.1%
Income from operations	39.3	19.9	97.5%	86.3	47.2	82.8%
Property EBITDA	57.6	32.6	76.7%	122.4	69.8	75.4%

The addition of Horseshoe casinos in Bossier City and Tunica, as well as strong operating results across Harrah’s properties in Louisiana and Mississippi, resulted in a record performance for the South Central Region. Results at Harrah’s Lake Charles were negatively impacted by the opening of a competing property during the quarter.

“We are optimistic about our long-term prospects in the South Central Region,” Wilmott said. “The acquisition of Caesars added four properties in Mississippi, which has historically offered a stable, pro-business environment. We are excited in particular to expand into the Mississippi Gulf Coast, and believe our two new resorts there will serve as an attractive complement to Harrah’s New Orleans.”

Managed Properties And Other Items

Second-quarter management-fee revenues were up 14.0 percent from the year-ago period due primarily to expansion-driven gains at Harrah’s Rincon.

From June 13 to June 30, 2005, the Caesars properties contributed $181.8 million in revenues, $49.9 million in Property EBITDA and $33.6 million in income from operations.

Second-quarter development costs increased to $6.7 million from $6.1 million in the year-ago quarter.

Write-downs, reserves and recoveries for the second quarter of 2005 included a $10 million endowment to The Harrah’s Foundation, a non-profit corporation that provides charitable contributions to qualifying organizations in communities served by Harrah’s. Write-downs, reserves and recoveries also included a $5.6 million charge related to the settlement of on-going litigation arising from a construction project, and a $3.0 million charge for the buyout of a lease contract at Showboat Atlantic City.  Write-downs, reserves and recoveries in the second quarter of 2004 included a $10 million endowment to The Harrah’s Foundation. The prior year second quarter write-downs, reserves and recoveries also included a $16.6 million adjustment of prior period gaming tax accruals for the Bluffs Run property resulting from the passage in April 2004 of legislation lowering the gaming-tax rate.

Corporate expense increased 38.6 percent over the year-ago quarter due to increased incentive compensation costs, increased cost for corporate aircraft and the addition of Caesars corporate operations. Interest expense was 52.0 percent higher than in the 2004 second quarter due to additional debt related to the Caesars and Horseshoe acquisitions. The company recorded $16.7 million in costs during the quarter related to preparing for and executing the initial integration steps following the Caesars acquisition.

The effective income tax rate after minority interest for the 2005 second quarter was 38.8 percent, compared to 36.8 percent for the second quarter of 2004. The effective tax rate for the first half of 2005 was 38.0 percent, up from 36.7 percent in the year-ago period.

Discontinued operations includes the operating results of Harrah’s East Chicago and Harrah’s Tunica through the April 26, 2005, sale of those properties, and the $19.4 million gain, net of tax, realized from the sale. Discontinued operations also includes the operating results of three properties Harrah’s acquired in the Caesars transaction – the Reno Hilton, Flamingo Laughlin and a hotel in Halifax, Nova Scotia.  Caesars reached an agreement to sell the Reno Hilton during May 2005.  This transaction is expected close during the fourth quarter of 2005.  Flamingo Laughlin and the Nova Scotia hotel have been classified as assets held for sale.

Harrah’s Entertainment will host a conference call Thursday, August 4, 2005, at 9:00 a.m. Eastern Daylight Time to review its 2005 second-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time.

A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 10:00 a.m. EDT Thursday, August 4. The replay will be available through 11:59 p.m. EDT on Thursday, August 11. The passcode number for the replay is 7565546.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section under the Investor News tab.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 67 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions. On June 13, 2005, Harrah’s Entertainment acquired Caesars Entertainment, Inc. and now owns or manages through various subsidiaries more than 40 casinos in three countries, primarily under the Harrah’s, Caesars and Horseshoe brand names. With nearly 4 million square feet of casino space, more than 40,000 hotel rooms and nearly 100,000 employees, the Harrah’s portfolio is the most diverse in the gaming industry. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site – www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of Harrah’s.  These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein);  financial community and rating agency perceptions of Harrah’s; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars; access to available and feasible financing on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

—MORE—

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Second Quarter Ended		Six Months Ended
(In millions, except per share amounts)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues*	$1,467.3	$1,037.2	$2,724.6	$2,049.6
Property operating expenses	(1,064.8)	(752.8)	(1,970.1)	(1,495.7)
Depreciation and amortization	(107.6)	(76.3)	(198.1)	(148.8)
Operating profit	294.9	208.1	556.4	405.1

Corporate expense	(21.9)	(15.8)	(38.2)	(30.5)
Caesars acquisition costs	(16.7)	—	(20.7)	—
(Losses)/income on interests in nonconsolidated affiliates	—	(0.2)	(0.2)	0.4
Amortization of intangible assets	(3.5)	(1.2)	(7.0)	(2.5)
Project opening costs and other items	(26.0)	1.1	(30.6)	(4.2)

Income from operations	226.8	192.0	459.7	368.3
Interest expense, net of interest capitalized	(89.4)	(58.8)	(168.6)	(117.1)
Loss on early extinguishment of debt	—	—	(2.2)	—
Other income, including interest income	3.2	1.9	3.1	4.1

Income before income taxes and minority interests	140.6	135.1	292.0	255.3
Provision for income taxes	(53.4)	(49.0)	(108.9)	(92.3)
Minority interests	(3.0)	(2.0)	(5.5)	(4.0)
Income from continuing operations	84.2	84.1	177.6	159.0
Discontinued operations, net of tax	21.6	6.1	32.0	13.0
Net income	$105.8	$90.2	$209.6	$172.0

Earnings per share – basic
Income from continuing operations	$0.69	$0.75	$1.50	$1.43
Discontinued operations, net of tax	0.17	0.06	0.27	0.12
Net income	$0.86	$0.81	$1.77	$1.55

Earnings per share – diluted
Income from continuing operations	$0.67	$0.74	$1.47	$1.41
Discontinued operations, net of tax	0.17	0.05	0.27	0.11
Net income	$0.84	$0.79	$1.74	$1.52

Weighted average common shares outstanding	122.7	111.7	118.2	111.2
Weighted average common and common equivalent shares outstanding	125.3	113.6	120.8	113.0

*See note (a) on Supplemental Operating Information

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	Second Quarter Ended		Six Months Ended
(In millions)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenues(a)
West Region	$385.0	$384.5	$772.4	$748.6
East Region	205.3	193.9	388.6	375.7
North Central Region	392.4	273.0	781.1	541.0
South Central Region	277.4	167.0	553.2	347.8
Managed	17.1	15.0	32.6	29.6
Other	8.3	3.8	14.9	6.9
Caesars properties(c)	181.8	—	181.8	—
Total revenues	$1,467.3	$1,037.2	$2,724.6	$2,049.6
Income from operations(a)
West Region	$85.3	$80.9	$170.7	$155.0
East Region	53.2	52.1	96.1	96.7
North Central Region	71.2	66.7	146.1	108.9
South Central Region	39.3	19.9	86.3	47.2
Managed	14.7	12.8	27.5	25.0
Other	(31.9)	(24.6)	(41.7)	(34.0)
Caesars properties(c)	33.6	—	33.6	—
Corporate expense	(21.9)	(15.8)	(38.2)	(30.5)
Caesars acquisition costs	(16.7)	—	(20.7)	—
Total income from Operations	$226.8	$192.0	$459.7	$368.3
Property EBITDA(a)(b)
West Region	$114.1	$108.4	$228.1	$209.1
East Region	77.3	69.7	140.4	130.9
North Central Region	99.5	71.2	200.0	132.5
South Central Region	57.6	32.6	122.4	69.8
Managed	14.8	12.9	27.8	25.2
Other	(10.7)	(10.4)	(14.1)	(13.6)
Caesars properties(c)	49.9	—	49.9	—
Total Property EBITDA	$402.5	$284.4	$754.5	$553.9
Project opening costs and other items(a)
Project opening costs	$(3.6)	$(3.9)	$(5.5)	$(5.9)
Writedowns, reserves and Recoveries	(22.4)	5.0	(25.1)	1.7
Total project opening costs and other items	$(26.0)	$1.1	$(30.6)	$(4.2)

a)              In third quarter 2004, Harrah’s Tunica and East Chicago were classified as assets held-for-sale.  Therefore, their second quarter and first six months results have been reclassified from Income from continuing operations to Discontinued operations.

b)             Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, Caesars acquisition costs, income/(losses) on interests in nonconsolidated affiliates and amortization of intangible assets.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

c)              Reflects the combined results of the Caesars properties subsequent to their June 13, 2005, acquisition.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Second Quarter Ended		Six Months Ended
(In millions, except per share amounts)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Income before income taxes and minority interests	$140.6	$135.1	$292.0	$255.3
Add/(deduct):
Project opening costs and other items	16.0	5.4	20.7	10.8
Caesars acquisition costs	16.7	—	20.7	—
True-up of Bluffs Run prior period’s gaming tax accrual	—	(16.6)	—	(16.6)
Contribution to the Harrah’s Foundation	10.0	10.0	10.0	10.0
Loss on early extinguishment of debt	—	—	2.2	—
Adjusted income before income taxes and minority interests	183.3	133.9	345.6	259.5
Provision for income taxes	(70.0)	(48.5)	(129.3)	(93.8)
Minority interests	(3.0)	(1.9)	(5.5)	(4.0)

Adjusted income from continuing operations	110.3	83.5	210.8	161.7
Discontinued operations, net of tax	21.6	6.1	32.0	13.0
Add/(deduct):
Gain on sale of discontinued operations, net of tax	(19.4)	—	(19.4)	—
Valuation allowance provided for unrealizable net operating loss carry-forwards related to Harrah’s Tunica	—	—	0.8	—
Project opening costs and other items at Harrah’s Tunica and East Chicago	—	0.4	—	0.7

Adjusted net income	$112.5	$90.0	$224.2	$175.4

Diluted adjusted earnings per share
From continuing operations	$0.88	$0.73	$1.75	$1.43
Net income	$0.90	$0.79	$1.86	$1.55
Weighted average common and common equivalent shares outstanding	125.3	113.6	120.8	113.0

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

Second Quarter Ended June 30, 2005

			North	South	Managed
	West	East	Central	Central	and	Caesars
	Region	Region	Region	Region	Other	Properties	Total

Revenues	$385.0	$205.3	$392.4	$277.4	$25.4	$181.8	$1,467.3
Property operating expenses	(270.9)	(128.0)	(292.9)	(219.8)	(21.3)	(131.9)	(1,064.8)
Property EBITDA	114.1	77.3	99.5	57.6	4.1	49.9	402.5
Depreciation and amortization	(27.8)	(18.4)	(23.6)	(15.9)	(5.5)	(16.4)	(107.6)
Operating profit	86.3	58.9	75.9	41.7	(1.4)	33.5	294.9
Amortization of intangible assets	(0.2)	—	(1.4)	(1.3)	(0.6)	—	(3.5)
(Loss)/income on interests in nonconsolidated affiliates	—	—	—	—	(0.1)	0.1	—
Project opening costs and other items	(0.8)	(5.7)	(3.3)	(1.1)	(15.1)	—	(26.0)
Corporate expense	—	—	—	—	(21.9)	—	(21.9)
Caesars acquisition costs	—	—	—	—	(16.7)	—	(16.7)
Income from operations	$85.3	$53.2	$71.2	$39.3	$(55.8)	$33.6	$226.8 *

Second Quarter Ended June 30, 2004

			North	South	Managed
	West	East	Central	Central	and
	Region	Region	Region	Region	Other	Total

Revenues	$384.5	$193.9	$273.0	$167.0	$18.8	$1,037.2
Property operating expenses	(276.1)	(124.2)	(201.8)	(134.4)	(16.3)	(752.8)
Property EBITDA	108.4	69.7	71.2	32.6	2.5	284.4
Depreciation and Amortization	(26.2)	(17.4)	(18.7)	(9.9)	(4.1)	(76.3)
Operating profit	82.2	52.3	52.5	22.7	(1.6)	208.1
Amortization of intangible assets	(0.2)	—	(1.0)	—	—	(1.2)
Loss on interests in nonconsolidated affiliates	—	—	—	—	(0.2)	(0.2)
Project opening costs and other items	(1.1)	(0.2)	15.2	(2.8)	(10.0)	1.1
Corporate expense	—	—	—	—	(15.8)	(15.8)
Income from operations	$80.9	$52.1	$66.7	$19.9	$(27.6)	$192.0 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

(In millions)

Six Months Ended June 30, 2005

			North	South	Managed
	West	East	Central	Central	and	Caesars
	Region	Region	Region	Region	Other	Properties	Total

Revenues	$772.4	$388.6	$781.1	$553.2	$47.5	$181.8	$2,724.6
Property operating expenses	(544.3)	(248.2)	(581.1)	(430.8)	(33.8)	(131.9)	(1,970.1)
Property EBITDA	228.1	140.4	200.0	122.4	13.7	49.9	754.5
Depreciation and amortization	(55.9)	(37.0)	(47.2)	(31.1)	(10.5)	(16.4)	(198.1)
Operating profit	172.2	103.4	152.8	91.3	3.2	33.5	556.4
Amortization of intangible assets	(0.4)	—	(2.7)	(2.7)	(1.2)	—	(7.0)
(Loss)/income on interests in nonconsolidated affiliates	—	—	—	—	(0.3)	0.1	(0.2)
Project opening costs and other items	(1.1)	(7.3)	(4.0)	(2.3)	(15.9)	—	(30.6)
Corporate expense	—	—	—	—	(38.2)	—	(38.2)
Caesars acquisition costs	—	—	—	—	(20.7)	—	(20.7)
Income from operations	$170.7	$96.1	$146.1	$86.3	$(73.1)	$33.6	$459.7 *

Six Months Ended June 30, 2004

			North	South	Managed
	West	East	Central	Central	and
	Region	Region	Region	Region	Other	Total

Revenues	$748.6	$375.7	$541.0	$347.8	$36.5	$2,049.6
Property operating expenses	(539.5)	(244.8)	(408.5)	(278.0)	(24.9)	(1,495.7)
Property EBITDA	209.1	130.9	132.5	69.8	11.6	553.9
Depreciation and amortization	(51.8)	(34.0)	(36.5)	(18.6)	(7.9)	(148.8)
Operating profit	157.3	96.9	96.0	51.2	3.7	405.1
Amortization of intangible assets	(0.3)	—	(2.0)	(0.1)	(0.1)	(2.5)
Income on interests in nonconsolidated affiliates	—	—	—	—	0.4	0.4
Project opening costs and other items	(2.0)	(0.2)	14.9	(3.9)	(13.0)	(4.2)
Corporate expense	—	—	—	—	(30.5)	(30.5)
Income from operations	$155.0	$96.7	$108.9	$47.2	$(39.5)	$368.3 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.